EXHIBIT 99.1

Republic Services, Inc. Reports
Fourth Quarter and Full Year Results;
Company Provides 2016 Full Year Guidance

●	Company Reports Fourth Quarter Earnings of $0.49 Per Share and $0.50 Per Share as Adjusted
●	Fourth Quarter Revenue Growth Includes Average Yield of 2.2 Percent and Volume Increases of 0.9 Percent
●	2015 Results Exceeded Guidance for Adjusted EPS and Adjusted Free Cash Flow
●	Over $800 Million Total Cash Returned to Shareholders in 2015

PHOENIX (Feb. 11, 2016) - Republic Services, Inc. (NYSE: RSG) today reported net income of $172.3 million, or $0.49 per diluted share, for the three months ended Dec. 31, 2015, versus $50.3 million, or $0.14 per diluted share, for the comparable 2014 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three months ended Dec. 31, 2015, was $175.0 million, or $0.50 per diluted share, versus $178.5 million, or $0.50 per diluted share, for the comparable 2014 period.

For the year ended Dec. 31, 2015, net income was $749.9 million, or $2.13 per diluted share, versus $547.6 million, or $1.53 per diluted share, for the comparable 2014 period. On an adjusted basis, net income for the year ended Dec. 31, 2015, was $722.3 million, or $2.06 per diluted share, versus $700.6 million, or $1.96 per diluted share, for the comparable 2014 period.

“I am pleased to report another year of profitable growth. We finished the year strong and delivered results that exceeded our EPS and free cash flow guidance,” said Donald W. Slager, president and chief executive officer. “Our performance reflects the positive contribution our multi-year initiatives are having on the business and the successful execution of our strategy. During the course of 2015, the business generated consistent earnings and free cash flow growth while increasing cash returns to shareholders. Importantly, we were able to achieve this while maintaining our strong capital structure.”

Fourth Quarter and Full Year Financial Highlights:

*	Fourth quarter adjusted diluted EPS was $0.50 per share.

*
Full year adjusted diluted EPS was $2.06 and adjusted free cash flow was $813 million; both exceeded our full year guidance primarily due to tax extenders that were signed into law at the end of the year.

*	Revenue growth during the fourth quarter from average yield was 2.2 percent and volumes increased 0.9 percent. This continues to reflect our ability to grow price and volume simultaneously.

*
Fourth quarter adjusted EBITDA margin was 27.2 percent and full year margin was 28.1 percent. Full year margin improvement of 10 basis points reflects expansion in our solid waste business primarily from lower fuel costs and pricing in excess of cost inflation, partially offset by lower recycling commodity prices and the impact of recent acquisitions.

*	Delivered total shareholder return of 12.4 percent during 2015, which exceeded the S&P 500 average by over 8 times.

*	Returned $808 million total cash to our shareholders during 2015 through dividends and share repurchases, which represents a cash yield of approximately 5.6 percent.

Fourth Quarter and Full Year Operational Highlights:

*
During the fourth quarter we invested $52 million in tuck-in acquisitions, and $193 million for the full year. The transactions completed in 2015 represent annual revenue of approximately $143 million at a post-synergy EBITDA multiple of 4.3 times.

*	During 2015 we advanced our revenue enhancing initiatives that are focused on creating a better customer experience and further differentiating our service offerings. For example:

•	We now have over 1.2 million customers active and enrolled in our MyResourceTM customer portal and mobile app. These tools significantly enhance customer interaction and connectivity;

•
We launched click-to-buy capabilities in approximately 50% of our markets with residential subscription business. In these markets, click-to-buy represents approximately 15% of all new subscription sales;

•	We fully implemented our Capture cloud-based pricing tool, which is integrated with our CRM software;

•	We trained our sales force on Priority Based Selling, which is designed to identify and attract customers that value our higher quality service offerings; and

•	We have over 500 contracts with approximately $250 million in annual revenue that now use a waste-related index for the annual price adjustment.

*	We continued to make progress on our fleet-based initiatives designed to improve productivity and lower costs. Currently:

•16 percent of our fleet operates on natural gas;
•72 percent of our residential fleet is automated; and
•78 percent of our fleet is certified under our standardized maintenance program.

Fiscal Year 2016 Guidance

Republic's guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2016. Please refer to the Information Regarding Forward-Looking Statements section of this document.

Specific guidance is as follows:

•
Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be $820 million to $840 million. Detail relating to the computation of adjusted free cash flow is contained in the Reconciliation of 2016 Financial Guidance section of this document.

•
Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $2.13 to $2.17. Detail relating to the computation of adjusted diluted earnings per share is contained in the Reconciliation of 2016 Financial Guidance section of this document.

•	Revenue: Republic expects an increase in revenue of 2.5 to 3.0 percent comprised of the following:

Increase (Decrease)
Average yield	2.0%
Volume	0.5 to 1.0
Energy services	—
Fuel recovery fees	(1.0)
Recycled commodities	—
Acquisitions	1.0
Total change	2.5 to 3.0%

•	Property and Equipment: The Company anticipates receiving $900 million of property and equipment, net of proceeds from sales of property and equipment.

•	Margin: Republic expects EBITDA margin to expand by 40 basis points to approximately 28.5 percent.

•	Taxes: The Company expects an effective tax rate of approximately 39.5 percent. The Company expects cash taxes to equal the tax provision.

•
Cash Utilization: Republic expects to invest approximately $100 million in tuck-in acquisitions. Additionally, the Company expects to return $820 million total cash to shareholders, through $420 million of dividends and $400 million in share repurchases.

Mr. Slager commented, “We remain focused on executing our strategy of profitable growth through differentiation and expect our positive momentum to continue into 2016. We will continue to advance our strategic initiatives and create value for our stakeholders by delivering the highest level of customer service, achieving operational excellence, and creating the Republic Way.”

Republic Declares Quarterly Dividend

Republic also announced that its Board of Directors declared a regular quarterly dividend of $0.30 per share for stockholders of record on April 1, 2016. The dividend will be paid on April 15, 2016.

About Republic Services

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.TM, the brand's tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32.4	$75.2
Accounts receivable, less allowance for doubtful accounts and other of $46.7 and $38.9, respectively	962.9	930.4
Prepaid expenses and other current assets	235.0	263.4
Deferred tax assets	—	122.0
Total current assets	1,230.3	1,391.0
Restricted cash and marketable securities	100.3	115.6
Property and equipment, net	7,552.8	7,165.3
Goodwill	11,145.5	10,830.9
Other intangible assets, net	246.4	298.9
Other assets	301.9	292.3
Total assets	$20,577.2	$20,094.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$577.4	$527.3
Notes payable and current maturities of long-term debt	5.5	10.4
Deferred revenue	313.9	306.3
Accrued landfill and environmental costs, current portion	149.8	164.3
Accrued interest	71.6	67.0
Other accrued liabilities	716.6	750.7
Total current liabilities	1,834.8	1,826.0
Long-term debt, net of current maturities	7,568.7	7,050.8
Accrued landfill and environmental costs, net of current portion	1,677.9	1,677.5
Deferred income taxes and other long-term tax liabilities	1,131.8	1,149.0
Insurance reserves, net of current portion	278.1	298.0
Other long-term liabilities	309.3	344.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 346.0 and 414.4 issued including shares held in treasury, respectively	3.5	4.1
Additional paid-in capital	4,677.7	6,876.9
Retained earnings	3,138.3	2,795.0
Treasury stock, at cost (0.4 and 61.7 shares, respectively)	(14.9)	(1,901.8)
Accumulated other comprehensive loss, net of tax	(30.5)	(28.9)
Total Republic Services, Inc. stockholders' equity	7,774.1	7,745.3
Noncontrolling interests	2.5	2.5
Total stockholders' equity	7,776.6	7,747.8
Total liabilities and stockholders' equity	$20,577.2	$20,094.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenue	$2,290.2	$2,229.1	$9,115.0	$8,803.3
Expenses:
Cost of operations	1,403.7	1,540.4	5,518.6	5,643.1
Depreciation, amortization and depletion	244.3	227.9	970.6	906.9
Accretion	20.2	19.6	79.4	78.0
Selling, general and administrative	263.6	255.1	983.1	918.9
Negotiation and withdrawal costs - Central States Pension and Other Funds	4.5	(0.3)	4.5	1.5
Loss on disposition of assets and impairments, net	—	20.0	—	20.0
Restructuring charges	—	—	—	1.8
Operating income	353.9	166.4	1,558.8	1,233.1
Interest expense	(92.9)	(87.9)	(364.9)	(348.7)
Loss on extinguishment of debt	—	—	—	(1.4)
Interest income	0.2	—	0.8	0.6
Other income, net	0.7	0.6	1.2	1.7
Income before income taxes	261.9	79.1	1,195.9	885.3
Provision for income taxes	89.5	28.6	445.5	337.4
Net income	172.4	50.5	750.4	547.9
Net income attributable to noncontrolling interests	(0.1)	(0.2)	(0.5)	(0.3)
Net income attributable to Republic Services, Inc.	$172.3	$50.3	$749.9	$547.6
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.50	$0.14	$2.14	$1.54
Weighted average common shares outstanding	347.0	354.4	350.0	356.7
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.49	$0.14	$2.13	$1.53
Weighted average common and common equivalent shares outstanding	348.4	355.9	351.4	358.1
Cash dividends per common share	$0.30	$0.28	$1.16	$1.08

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Years Ended December 31,
	2015	2014
Cash provided by operating activities:
Net income	$750.4	$547.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,050.0	984.9
Non-cash interest expense	47.1	44.8
Restructuring related charges	—	1.8
Stock-based compensation	18.9	17.4
Deferred tax provision (benefit)	116.7	(9.0)
Provision for doubtful accounts, net of adjustments	22.7	22.6
Loss on extinguishment of debt	—	1.4
Gain on disposition of assets, net and asset impairments	(1.6)	(14.7)
Withdrawal liability - Other Funds	4.5	—
Environmental adjustments	(1.6)	233.2
Excess income tax benefit from stock-based compensation activity and other non-cash items	(10.7)	(4.9)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(15.7)	(54.3)
Prepaid expenses and other assets	(8.7)	(41.3)
Accounts payable	35.6	3.3
Restructuring expenditures	—	(1.3)
Capping, closure and post-closure expenditures	(88.4)	(54.6)
Remediation expenditures	(80.0)	(99.4)
Withdrawal expenditures - Central States Pension Fund	(153.5)	(15.9)
Other liabilities	(6.0)	(32.1)
Cash provided by operating activities	1,679.7	1,529.8
Cash used in investing activities:
Purchases of property and equipment	(945.6)	(862.5)
Proceeds from sales of property and equipment	21.2	35.7
Cash used in business acquisitions, net of cash acquired	(572.7)	(195.7)
Change in restricted cash and marketable securities	15.3	70.8
Other	(1.0)	(8.1)
Cash used in investing activities	(1,482.8)	(959.8)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	918.4	1,383.3
Proceeds from issuance of senior notes, net of discount	497.9	—
Payments of notes payable and long-term debt	(915.7)	(1,398.4)
Fees paid to issue senior notes and retire certain hedging relationships	(3.2)	(4.0)
Issuances of common stock	65.9	88.6
Excess income tax benefit from stock-based compensation activity	8.5	4.3
Purchases of common stock for treasury	(404.7)	(400.6)
Cash dividends paid	(399.3)	(378.6)
Distributions paid to noncontrolling interests	(0.5)	(0.4)
Other	(7.0)	(2.3)
Cash used in financing activities	(239.7)	(708.1)
Decrease in cash and cash equivalents	(42.8)	(138.1)
Cash and cash equivalents at beginning of year	75.2	213.3
Cash and cash equivalents at end of year	$32.4	$75.2

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2015 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three months and years ended December 31, 2015 and 2014:

	Three Months Ended December 31,				Years Ended December 31,
	2015		2014		2015		2014
Collection:
Residential	$559.9	24.4%	$554.2	24.9%	$2,242.3	24.6%	$2,193.6	24.9%
Small-container commercial	701.8	30.6	696.2	31.2	2,799.9	30.7	2,723.3	30.9
Large-container industrial	477.2	20.8	455.0	20.4	1,890.2	20.7	1,784.0	20.3
Other	10.5	0.5	9.5	0.4	39.8	0.4	37.2	0.4
Total collection	1,749.4	76.3	1,714.9	76.9	6,972.2	76.4	6,738.1	76.5
Transfer	281.0		269.6		1,112.7		1,062.6
Less: intercompany	(172.1)		(167.5)		(682.3)		(654.4)
Transfer, net	108.9	4.8	102.1	4.6	430.4	4.7	408.2	4.6
Landfill	512.0		491.1		2,036.4		1,975.8
Less: intercompany	(237.6)		(229.2)		(951.9)		(928.1)
Landfill, net	274.4	12.0	261.9	11.7	1,084.5	11.9	1,047.7	11.9
Energy services	23.0	1.0	9.4	0.4	95.8	1.1	38.7	0.5
Other:
Sale of recycled commodities	94.2	4.1	98.1	4.4	372.0	4.1	405.8	4.6
Other non-core	40.3	1.8	42.7	2.0	160.1	1.8	164.8	1.9
Total other	134.5	5.9	140.8	6.4	532.1	5.9	570.6	6.5
Total revenue	$2,290.2	100.0%	$2,229.1	100.0%	$9,115.0	100.0%	$8,803.3	100.0%
The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and years ended December 31, 2015 and 2014:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Average yield	2.2%	1.7%	2.3%	1.4%
Fuel recovery fees	(1.7)	(0.2)	(1.4)	0.1
Total price	0.5	1.5	0.9	1.5
Volume	0.9	1.6	1.1	2.0
Recycled commodities	(0.5)	(0.5)	(0.7)	0.1
Total internal growth	0.9	2.6	1.3	3.6
Acquisitions / divestitures, net	1.8	1.3	2.2	0.8
Total	2.7%	3.9%	3.5%	4.4%

Core price	3.4%	3.2%	3.6%	3.1%
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.4% and 2.6% for the three months and year ended December 31, 2015, respectively, and 1.8% and

1.5% for the same periods in 2014, respectively. Core price as a percentage of related-business revenue was 3.7% and 4.0% for the three months and year ended December 31, 2015, respectively, and 3.5% and 3.4% for the same periods in 2014, respectively.

COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and years ended December 31, 2015 and 2014:

	Three Months Ended December 31,				Years Ended December 31,
	2015		2014		2015		2014
Labor and related benefits	$469.9	20.5%	$443.2	19.9%	$1,848.9	20.3%	$1,724.1	19.6%
Transfer and disposal costs	187.0	8.2	179.9	8.1	724.4	7.9	685.3	7.8
Maintenance and repairs	216.8	9.5	202.7	9.1	853.3	9.3	786.7	8.9
Transportation and subcontract costs	128.7	5.6	126.0	5.7	510.7	5.6	500.0	5.7
Fuel	73.4	3.2	105.9	4.7	362.4	4.0	500.0	5.7
Franchise fees and taxes	111.4	4.9	109.2	4.9	443.6	4.9	427.7	4.9
Landfill operating costs	41.3	1.8	35.2	1.6	151.5	1.7	145.1	1.6
Risk management	48.8	2.1	43.5	1.9	167.7	1.8	179.4	2.0
Cost of goods sold	42.7	1.9	40.2	1.8	168.0	1.8	170.9	1.9
Other	83.7	3.7	73.6	3.3	338.1	3.7	306.8	3.5
Subtotal	1,403.7	61.4	1,359.4	61.0	5,568.6	61.0	5,426.0	61.6
Bridgeton (insurance recovery) / remediation charge	—	—	181.0	8.1	(50.0)	(0.5)	217.1	2.5
Total cost of operations	$1,403.7	61.4%	$1,540.4	69.1%	$5,518.6	60.5%	$5,643.1	64.1%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table provides the components of our selling, general and administrative expenses for the three months and years ended December 31, 2015 and 2014:

	Three Months Ended December 31,				Years Ended December 31,
	2015		2014		2015		2014
Salaries	$169.7	7.4%	$154.0	6.9%	$636.6	7.0%	$579.8	6.6%
Provision for doubtful accounts	5.4	0.2	6.3	0.3	22.7	0.2	22.6	0.3
Other	88.5	3.9	84.8	3.8	323.8	3.6	306.5	3.4
Subtotal	263.6	11.5	245.1	11.0	983.1	10.8	908.9	10.3
Bridgeton other	—	—	10.0	0.4	—	—	10.0	0.1
Total selling, general and administrative expenses	$263.6	11.5%	$255.1	11.4%	$983.1	10.8%	$918.9	10.4%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and years ended December 31, 2015 and 2014:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Net income attributable to Republic Services, Inc.	$172.3	$50.3	$749.9	$547.6
Net income attributable to noncontrolling interests	0.1	0.2	0.5	0.3
Provision for income taxes	89.5	28.6	445.5	337.4
Other income, net	(0.7)	(0.6)	(1.2)	(1.7)
Interest income	(0.2)	—	(0.8)	(0.6)
Loss on extinguishment of debt	—	—	—	1.4
Interest expense	92.9	87.9	364.9	348.7
Depreciation, amortization and depletion	244.3	227.9	970.6	906.9
Accretion	20.2	19.6	79.4	78.0
EBITDA	$618.4	$413.9	$2,608.8	$2,218.0
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.49 and $2.13 for the three months and year ended December 31, 2015 versus $0.14 and $1.53 for the comparable 2014 periods. During the three months and years ended December 31, 2015 and 2014, we recorded a number of charges, other expenses and benefits that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share.  These items primarily consist of the following:

	Three Months Ended December 31, 2015				Three Months Ended December 31, 2014
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$618.4	$261.9	$172.3	$0.49	$413.9	$79.1	$50.3	$0.14
Bridgeton remediation and other	—	—	—	—	191.0	191.0	115.8	0.32
Negotiation and withdrawal costs - Central States Pension and Other Funds	4.5	4.5	2.7	0.01	(0.3)	(0.3)	(0.2)	—
Loss on disposition of assets and impairments, net	—	—	—	—	20.0	20.0	12.6	0.04
Total adjustments	4.5	4.5	2.7	0.01	210.7	210.7	128.2	0.36
As adjusted	$622.9	$266.4	$175.0	$0.50	$624.6	$289.8	$178.5	$0.50

	Year Ended December 31, 2015				Year Ended December 31, 2014
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,608.8	$1,195.9	$749.9	$2.13	$2,218.0	$885.3	$547.6	$1.53
Bridgeton (insurance recovery) / remediation charge and other	(50.0)	(50.0)	(30.3)	(0.08)	227.1	227.1	137.6	0.38
Negotiation and withdrawal costs - Central States Pension and Other Funds(1)	4.5	4.5	2.7	0.01	1.5	1.5	0.9	0.00
Restructuring charges(1)	—	—	—	—	1.8	1.8	1.0	0.00
Loss on extinguishment of debt(1)	—	—	—	—	—	1.4	0.9	0.00
Loss on disposition of assets and impairments, net	—	—	—	—	20.0	20.0	12.6	0.04
Total adjustments	(45.5)	(45.5)	(27.6)	(0.07)	250.4	251.8	153.0	0.43
As adjusted	$2,563.3	$1,150.4	$722.3	$2.06	$2,468.4	$1,137.1	$700.6	$1.96
(1) The aggregate impact of the noted items to adjusted diluted earnings per share totals to $0.01 for the year ended December 31, 2014.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs and have recorded similar recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. In the case of the Bridgeton remediation charges and insurance recovery, we are adjusting such amounts due to their significant effect on our operating results; however, in the ordinary course of our business, we often incur remediation charges and recoveries that we do not adjust from our operating results. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2015 and 2014:

	Years Ended December 31,
	2015	2014
Cash provided by operating activities	$1,679.7	$1,529.8
Property and equipment received	(953.0)	(872.9)
Proceeds from sales of property and equipment	21.2	35.7
Cash paid related to negotiation and withdrawal costs - Central States Pension and Other Funds, net of tax	95.8	10.8
Bridgeton insurance recovery, net of tax	(30.3)	—
Restructuring payments, net of tax	—	0.8
Adjusted free cash flow	$813.4	$704.2
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows and the adjusted free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three months and years ended December 31, 2015 and 2014:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$213.6	$179.4	$945.6	$862.5
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(7.3)	1.9	7.4	10.4
Property and equipment received during the period	$206.3	$181.3	$953.0	$872.9
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of December 31, 2015 and 2014, accounts receivable were $962.9 million and $930.4 million, net of allowance for doubtful accounts of $46.7 million and $38.9 million, resulting in days sales outstanding of 38, or 26 days net of deferred revenue, compared to 38, or 25 days net of deferred revenue, respectively.
CASH DIVIDENDS
In October 2015, we paid a cash dividend of $104.3 million to shareholders of record as of October 1, 2015. As of December 31, 2015, we recorded a dividend payable of $103.7 million to shareholders of record at the close of business on January 4, 2016, which was paid on January 15, 2016.
STOCK REPURCHASE PROGRAM
During the three months ended December 31, 2015, we repurchased 2.6 million shares of our stock for $111.5 million at a weighted average cost per share of $43.46. In addition, as of December 31, 2015, 0.1 million repurchased shares were pending settlement and $3.7 million were unpaid and included within other liabilities.
As of December 31, 2015, we had 345.6 million shares of common stock issued and outstanding.
RECONCILIATION OF 2016 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2016 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2015. Adjusted diluted earnings per share is not a measure determined in accordance with U.S. GAAP:

	(Anticipated) Year Ending December 31, 2016	(Actual) Year Ended December 31, 2015
Diluted earnings per share	$ 2.07 - 2.11	$2.13
Restructuring charges	0.06	—
Bridgeton insurance recovery	—	(0.08)
Withdrawal costs - Other Funds	—	0.01
Adjusted diluted earnings per share	$ 2.13 - 2.17	$2.06
We believe that the presentation of adjusted diluted earnings per share, which excludes restructuring charges, Bridgeton insurance recovery, and withdrawal costs - Other Funds, provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs and have recorded similar recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2016, and our actual adjusted free cash flow for the year ended December 31, 2015, which are not measures determined in accordance with U.S. GAAP, are calculated as follows:

	(Anticipated) Year Ending December 31, 2016	(Actual) Year Ended December 31, 2015
Cash provided by operating activities	$ 1,698 - 1,718	$1,679.7
Property and equipment received	(915)	(953.0)
Proceeds from sales of property and equipment	15	21.2
Cash paid related to withdrawal costs - Central States Pension, net of tax	—	95.8
Bridgeton insurance recovery, net of tax	—	(30.3)
Restructuring payments, net of tax	22	—
Adjusted free cash flow	$ 820 - 840	$813.4
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	(Anticipated) Year Ending December 31, 2016	(Actual) Year Ended December 31, 2015
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$934	$945.6
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(19)	7.4
Property and equipment received during the period	$915	$953.0
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

•
general economic and market conditions, including inflation and changes in commodity pricing, fuel, interest rates, labor, risk, health insurance and other variable costs that generally are not within our control, and our exposure to credit and counterparty risk;

•
whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied Waste Industries, Inc.), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

•
our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

•
the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	any exposure to environmental liabilities or remediation requirements, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

•
severe weather conditions, including those brought about by climate change, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

•
compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

•
potential increases in our costs if we are required to provide additional funding to any multiemployer pension plan to which we contribute or if a withdrawal event occurs with respect to any multiemployer pension plan to which we contribute;

•	the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	a cyber-security incident could negatively impact our business and our relationships with customers; and

•
acts of war, riots or terrorism, including the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 (when filed), for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.